Exhibit 99.1

October 27, 2005

FOR IMMEDIATE RELEASE

Washington Mutual Names John F. Woods Controller

SEATTLE, Wash -- Washington Mutual, Inc (NYSE: WM) announced today that it has hired John F. Woods to be its new corporate Controller, effective December 1.

In addition to assuming responsibility for the controllership function, he will manage Washington Mutual’s Corporate Accounting and Financial Reporting divisions.  He will also serve as the company’s principal accounting officer and will become the primary interface with the Washington Mutual, Inc. Audit Committee.  Woods will report to company Chief Financial Officer Tom Casey.

“We’re really pleased to have someone with John’s depth of experience in corporate accounting, auditing and financial reporting as our new controller,” said Casey.  “He is an outstanding addition to our Finance team."

  Woods joins Washington Mutual from Freddie Mac where he served as senior vice president, corporate controller and principal accounting officer.  He joined Freddie Mac in 2002 as senior vice president of Accounting and Controls in the Funding and Investments Division.  He was named Principal Accounting Officer in 2003 and Corporate Controller in 2005.    Prior to his experience at Freddie Mac, Woods worked for Arthur Anderson for 16 years in its financial services audit and consulting practices.

Woods holds a bachelor’s degree from the University of Virginia and is a certified public accountant.

About Washington Mutual
With a history dating back to 1889, Washington Mutual is a retailer of financial services that provides a diversified line of products and services to consumers and commercial clients. At September 30, 2005, Washington Mutual and its subsidiaries had assets of $333.62 billion. Washington Mutual currently operates more than 2,500 retail banking, mortgage lending, commercial banking and financial services offices throughout the nation. Washington Mutual’s press releases are available at www.wamunewsroom.com.

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